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                                                                   EXHIBIT 10.60

              FIRST ADDENDUM TO CONVERTIBLE SUBORDINATED DEBENTURE


     1. Reference is hereby made to that certain Convertible Subordinated Debenture in the original principal amount of $763,208 dated December 22, 1994 (the "Debenture") issued by Memry Corporation (the "Company") to Connecticut Innovations, Incorporated ("CII") pursuant to the convertible subordinated purchase agreement by and between the Company and CII dated December 22, 1994, as amended by the First Amendment to Convertible Subordinated Debenture Purchase Agreement dated as of the date hereof (the "Purchase Agreement").

     2. The second paragraph of the Debenture shall be deleted in its entirety and the following substituted in lieu thereof:

          The unpaid principal amount of this Debenture outstanding from time to time shall bear interest from the date hereof on the basis of a 360-day year of twelve 30-day months at a rate equal to five percent (5%) per annum subject to adjustment as herein provided, said interest to be payable in consecutive semi-annual installments commencing on June 30, 1995 (at which time all then accrued and unpaid interest shall be due and payable), and continuing each December 31 and June 30 thereafter, with the final interest payment to be made on the earlier of December 31, 1999 or the full conversion of this Debenture pursuant to the terms of Section 2 hereof.
     The interest rate hereunder shall be automatically increased by two percent (2%) on March 15, 1996 and on each June 15, September 15, December 15 and March 15 thereafter through and including the Effective Date (as defined below) if the Registration Statement (as defined in the Debenture Purchase Agreement (defined below)) is not effective by March 15, 1996. The "Effective Date" shall mean the date the Registration Statement is declared effective by the Securities and Exchange Commission free from any stop orders or suspensions by the Company. Payments of principal and interest are to be made at the address of the Holder designated above or at such other place as the Holder of this Debenture shall have notified the Company in writing.

     3. The reference in Section 2.1 of the Debenture to "September 1, 1995" shall be deleted and replaced with "December 20, 1995."
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     4.   Section 2.2 of the Debenture shall be deleted in its entirety and the following substituted in lieu thereof:

               2.2  Mandatory Conversions.  Upon the occurrence of a "Mandatory
                    ---------------------
     Conversion Event" (as defined below), the Company has the right at the option and in the sole discretion of the Company, at any time after March
                                                                         -----
     15, 1995 and on or before the close of business on such date as this
     --
     Debenture has been paid in full, to covert all or any portion of the unpaid principal amount hereof into such number of shares of Common Stock as is equal to the quotient of (x) the principal amount of this Debenture being so converted divided by (y) the Common Stock Conversion Price then in effect. A "Mandatory Conversion Event" shall be deemed to have occurred when both (i) the "Minimum Price Level" (as hereinafter defined) has been achieved and (ii) the "Other Conditions" (as hereinafter defined) have been satisfied. The "Minimum Price Level" shall have been achieved at such time as the closing bid price of the Common Stock exceeds either (A) $2.00 per share (as currently constituted) for a period of sixty consecutive business days after the date hereof or (B) $2.50 per share (as currently constituted) for a period of thirty consecutive business days after the date hereof, in each case, for which such closing bid price is reported (provided that, if trades of the Common Stock (rather than bid and asked quotations) are reported on a stock exchange or National Association of Securities Dealers' or other quotation bureau listing, then the closing trade price for such date, rather than the closing bid price, shall be used for purposes of making this determination). The "Other Conditions" shall have been deemed satisfied if and when (i) the Company has reserved for issuance a sufficient number of shares of Common Stock to allow for the full exercise (A) by the Holder hereof of the conversion rights set forth in this Section 2 and (B) by the holder of the warrants issued pursuant to the Debenture Purchase Agreement of the unexercised portion of each such warrant, (ii) no uncured "Event of Default" (as hereinafter defined) exists hereunder, and no event has occurred which with the giving of notice or the passage of time would constitute an Event of Default, (iii) no Registration Default (as defined in the Debenture Purchase Agreement), exists and no event has occurred which, with the giving of notice or the passage of time, would constitute a Registration Default, (iv) all shares of the Company's outstanding Series G Preferred Stock, par value $100 per share, have been or are being simultaneously converted into Common Stock, (v) the
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     Company is in full compliance with the terms, conditions and covenants of the Debenture, including but not limited to, the timely payment of interest, and (vi) the Company shall not have outstanding any preferred stock or convertible indebtedness (except for convertible indebtedness which is being converted into Common Stock no later than the conversion occurring pursuant to this Section 2.2) or other equity securities which are senior to the Common Stock.

     5. Section 2.3(b) of the Debenture shall be deleted in its entirety and the following substituted in lieu thereof:

          "(b) Automatic Reset Provision.  The Common Stock Conversion Price
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shall be adjusted to equal $0.80 effective as of June 14, 1995."

     6. Clauses (i) and (ii) of the second sentence of Section 2.3(d) of the Debenture shall be deleted in their entirety and the following substituted in lieu thereof:

          "(i) the failure by the Company to comply with the provisions of
Section 4.2(a)(ii) of the Debenture Purchase Agreement by March 15, 1996; (ii) the expiration of each non-overlapping ninety day period from and after March 16, 1996, that a Registration Statement has not been effected;"

     7. The reference in Section 2.7 of the Debenture to "September 1, 1995" shall be deleted and replaced with "December 20, 1995."

     8. The term "Debenture" as used in the Debenture shall mean the Debenture, as amended by this First Addendum.

     9. The term "Debenture Purchase Agreement" as used in the Debenture shall mean the Purchase Agreement.
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     This First Addendum to Convertible Subordinated Debenture dated October 12,
1995 shall be affixed to the Debenture.


                                MEMRY CORPORATION


                                By: /s/ James G. Binch
                                    ---------------------------
                                    Name:  James G. Binch
                                    Title: President

Acknowledged and Agreed:

CONNECTICUT INNOVATIONS, INCORPORATED


By: /s/ Victor R. Budnick
    ---------------------------
    Name:  Victor R. Budnick
    Title: Acting President and
           Executive Director